Exhibit 10.6

EXECUTION COPY

Date: 26 June 2003

ELAN CORPORATION, PLC.

AND

WATSON LABORATORIES, INC.

AMENDED AND RESTATED

LICENCE AND SUPPLY AGREEMENT

(VERAPAMIL)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

INDEX

CLAUSE 1	PRELIMINARY	3

CLAUSE 2	THE LICENSE	8

CLAUSE 3	INTELLECTUAL PROPERTY	9

CLAUSE 4	COMPETING PRODUCTS	12

CLAUSE 5	[NOT USED]	13

CLAUSE 6	[NOT USED]	13

CLAUSE 7	REGISTRATION OF THE PRODUCT	13

CLAUSE 8	MARKETING AND PROMOTION OF THE PRODUCT	14

CLAUSE 9	SUPPLY OF THE PRODUCT	15

CLAUSE 10	FINANCIAL PROVISIONS	18

CLAUSE 11	PAYMENTS, REPORTS AND AUDITS	19

CLAUSE 12	DURATION AND TERMINATION	21

CLAUSE 13	WARRANTY AND INDEMNITY	24

CLAUSE 14	CUSTOMER COMPLAINTS, PRODUCT RECALL AND INSURANCE	27

CLAUSE 15	MISCELLANEOUS PROVISIONS	29

SCHEDULE 1	NORMAL DOSAGE FORMS	34

SCHEDULE 2	PATENT RIGHTS	35

SCHEDULE 3	[NOT USED]	36

SCHEDULE 4	COMPLAINT HANDLING PROCEDURES AND RECALLS	37

SCHEDULE 5	MINIMUM BATCH SIZES	39

SCHEDULE 6	PRICES	40

SCHEDULE 7	FORM OF FINANCIAL STATEMENT	41

THIS AGREEMENT is made the 26th day of June 2003.

BETWEEN:

(1)	ELAN CORPORATION PLC, a company incorporated in Ireland having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan”); and

(2)	WATSON LABORATORIES, INC., as assignee of WATSON PHARMA, INC. (formerly known as SCHEIN PHARMACEUTICAL, INC.), a company organized under the laws of Nevada, with offices at c/o Watson Pharma, Inc., 360 Mt. Kemble Ave., PO Box 1953, Morristown, New Jersey 07962-1953, United States of America (“Watson”).

RECITALS

(A)	Elan and Watson Pharma Inc. are parties to a Development, License and Supply Agreement dated 31 March 1998.

(B)	The said agreement was amended by Amendments No. 1 through 4 dated 4 September 1998, 1 December 1998, 19 May 1999 and 21 December 2000 respectively.

(C)	Pursuant thereto, the Original Agreement (as defined below) relates to transdermal nicotine for prescription use and to generic verapamil and constitutes the terms upon which Elan granted to Watson Pharma, Inc. an exclusive license of the Elan Patent Rights and Elan Know-How to package, import, use, offer for sale and sell those products in the Territory and Elan agreed to supply those products to Watson Pharma, Inc.

(D)	Watson Pharma, Inc., has assigned its rights under the Original Agreement to Watson and Watson has assumed all of Watson Pharma, Inc.’s obligations under the Original Agreement.

(E)	Elan and Watson wish to amend and restate the Original Agreement as it relates to generic verapamil, on the terms and conditions set out below. Simultaneously herewith, Elan and Watson are entering into an Amended and Restated License and Supply Agreement relating to transdermal nicotine.

NOW IT IS HEREBY AGREED AS FOLLOWS:

CLAUSE 1 PRELIMINARY

1.1.	Definitions: In this Agreement unless the context otherwise requires:

“A Rated” shall have the meaning as defined and accepted by the FDA.

“Affiliate” shall mean any corporation or entity controlling or controlled or under common control with Elan or Watson, as the case may be. For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors.

“Amendment Date” shall mean 26 June 2003.

“Biovail” shall mean Biovail Corporation International of 2488 Dunwin Drive, Mississauga, Ontario, Canada.

“Biovail Settlement Agreement” shall mean the Settlement Agreement and Release dated 22 November 1996 between Elan and Biovail.

“Biovail Suit” shall mean the civil complaint which was prosecuted by Elan against Biovail in the United States District Court for the District of New Jersey captioned Marion Merrell Dow et al v. Biovail Corporation International (and which was settled by Elan and Biovail pursuant to the Biovail Settlement Agreement) whereby, inter alia,

(i)	Elan alleged that Biovail had infringed certain of Elan’s patents pertaining to drug products containing diltiazem; and

(ii)	Biovail had sought to counterclaim that Elan’s manufacturing, sale and licensing of a verapamil product under the trademark “Verelan” infringed patents licensed exclusively to Biovail, which allegation was denied by Elan.

“Branded Verapamil” shall mean a pharmaceutical product containing sustained release formulations of verapamil hydrochloride in dosage strengths of 120 milligrams, 180 milligrams, 240 milligrams and 360 milligrams which is manufactured by Elan under its NDA 19-614 and is marketed under (i) the Verelan® brand or (ii) any other brand name. “Branded Verapamil” shall not include Generic Verapamil (as defined below).

“cGCP”, “cGMP”, “cGLP” shall mean respectively current Good Clinical Practice, current Good Manufacturing Practice and current Good Laboratory Practice as defined in the US Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as may be amended from time to time.

“CFR” shall mean the US Code of Federal Regulations 21, as amended from time to time.

“CMC Section” shall mean the chemistry, manufacturing, and controls section of the Regulatory Filing, as defined in the CFR, as may be amended from time to time, and/or its equivalent in other Regulatory Filings.

“Date Of First Commercial Sale” shall mean the first sale of the Product under the Original Agreement in an arm’s length transaction to an independent third party, being 20 May 1999.

“DMF” shall mean Drug Master File, as defined in the CFR.

“Effective Date” shall mean 31st March 1998.

“Elan” shall mean Elan Corporation, pic and any of its Affiliates.

“Elan Know-How” shall mean all knowledge, information, trade secrets, data and expertise which is not generally known to the public, owned by Elan, or to which Elan had rights under the terms of a license or licenses in force on the Effective Date which permit(s) disclosure of same to Watson relating to the Product, whether or not covered by any patent, copyright, design patent, trademark, trade secret or other industrial or any intellectual property rights.

In the event that Elan acquires or merges with a third party entity, Elan Know-How shall not include any know-how to the extent that such know-how relates to a product containing the same active ingredient as the DSDF which has been approved for marketing or is in development by the said third party entity at the time of such acquisition or merger. For the avoidance of doubt, the occurrence of any such acquisition or merger shall not affect the license of the Elan Know-How granted to Watson hereunder.

“Elan Patent Rights” shall mean all patents and patent applications listed in Schedule 2 as said schedule may be amended from time to time by mutual written agreement. Elan Patent Rights shall also include all continuations, continuations-in-part, divisionals, and any patents issuing thereon, and re-issues or re-examinations of such patents and extensions of any patents licensed hereunder. Extensions of patents shall include extensions under the U.S. Patent Term Restoration Act.

In the event that Elan acquires or merges with a third party entity, Elan Patent Rights shall not include any patent rights to the extent that such patent rights relate to a product containing the same active ingredient as the Product which has been approved for marketing or is in development by the said third party entity at the time of such acquisition or merger. For the avoidance of doubt, the occurrence of any such acquisition or merger shall not affect the license of the Elan Patent Rights granted to Watson hereunder.

“FCA” shall have the same meaning (Free Carrier) as in the ICC Incoterms 2000, International Rules for the Interpretation of Trade Terms, ICC Publication No. 560

“FDA” shall mean the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the Product in the Territory.

“First Generic” shall mean the first generic A Rated substitute product for Verelan in the Territory.

“Generic Verapamil” shall mean the pharmaceutical product containing sustained release formulations of verapamil hydrochloride in dosage strengths of 120mg, 180mg, 240mg and 360mg manufactured for Elan under its NDA 19-614.

“In Market” shall mean the sale of the Product in the Territory by Watson or its Affiliates, to an unaffiliated third party, including but not limited to a wholesaler, chain store, distributor, managed care organization, hospital or pharmacy.

“Mylan” shall mean Mylan Pharmaceuticals, Inc. of Chestnut Ridge Road, Morgantown, Wisconsin 26504, USA.

“Mylan Settlement Agreement” shall mean the Settlement Agreement, dated September 1998, between Mylan and Elan.

“Mylan Suit” shall mean the civil action which was prosecuted by Elan and American Cyanamid Company against Mylan in the United States District Court for the Western District of Pennsylvania alleging that Mylan infringed Elan’s U.S. Patent No. 4,863,742.

“Normal Dosage Form” shall mean one or more of strengths of the generic product set forth in Schedule 1.

“Marketing Committee” shall have the meaning set forth in Clause 8.1.

“Net Sales Price” (“NSP”) shall mean in the case of Product sold by Watson or an Affiliate, that sum determined by deducting from the aggregate gross In Market sales proceeds billed for the Product by Watson or its Affiliate, as the case may be, the following deductions:

(a)	ordinary course trade, quantity and cash discounts, returns, credits and allowances (including inventory and price protection, chargebacks, volume reimbursements, Medicaid rebates), contract administration fees, if any incurred or granted;

(b)	marketing, selling and distribution expenses prorated as to the fraction of the Product’s sales relative to total generic Watson sales, subject to a cap of [***] of the sum of the aggregate gross In Market sales proceeds less the deductible items at (a) above;

(c)	dedicated direct marketing expenses for the Product associated with activities to increase therapeutic substitution against other products with the same active ingredient, other than the Normal Dosage Form, in order to increase total market share/sales of the Product, limited to [***] of the sum of aggregate gross In Market sales proceeds less the deductible items in (a). Such marketing programs will be developed in consultation with the Marketing Committee.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

NSP shall be calculated on the accrual method of accounting determined in accordance with generally accepted accounting principles and on a basis consistent with Watson’s customary practices.

“Original Agreement” shall mean the Development, License and Supply Agreement between Elan and Watson dated 31 March 1998, as amended by Amendment No. 1 dated 4 September 1998, Amendment No. 2 dated 1 December 1998, Amendment No. 3 dated 19 May 1999 and Amendment No. 4 dated 21 December 2000.

“Original Agreement Date” shall mean 31 March 1998.

“Party” shall mean Elan or Watson as the case may be. Parties shall mean Elan and Watson.

“Product” shall mean the Normal Dosage Strengths of Generic Verapamil, packaged and labeled for sale in the Territory.

“Product Manufacturing Cost” shall mean the fully allocated cost which is the sum total of all production related costs for the Product (direct labor, direct materials, facility overhead and expenses which can be allocated to the Product, QA/QC and analytical charges, packaging and regulatory compliance costs for the Product including, but not limited to, stability and FDA fees) accounted for in accordance with United States General Accepted Accounting Principles.

“Product Specifications” shall mean the specifications set forth in the Regulatory Filings, the specifications set forth in this Agreement, and such specifications as may from time to time be established by the applicable regulatory authorities, including without limitation, cGCPs, cGMPs and cGLPs, and such additional specifications for the Product as may be agreed by the Parties in writing.

“Profit” shall mean NSP less Product Manufacturing Cost.

“Regulatory Filing” shall include, but shall not be limited to, an abbreviated new drug application (“ANDA”), a new drug application (“NDA”) or any other application acceptable to the FDA for marketing approval for the Product, which Elan has filed in the Territory, including any supplements or amendments thereto.

“Schwarz” shall mean Schwarz Pharma Inc. of 6140 West Executive Drive, Mequon, Wisconsin 53092, USA.

“Verelan” shall mean Branded Verapamil marketed under the Verelan® brand name.

“Technological Competitor” shall mean a company or corporation having a substantial part of its business in the oral drug delivery, research, development and manufacturing areas of the pharmaceutical industry, with a market capitalization of at least [***], in the case of a publicly-held company, or at least [***] of annual revenues, in the case of a privately-held company.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Term” shall mean the term of this Agreement, as more fully described in Clause 12.

“Territory” shall mean the United States of America, its territories and possessions.

“$” shall mean United States Dollars.

“US” or “USA” shall mean the United States of America.

“Watson” shall mean Watson Laboratories, Inc. and its affiliate, Watson Pharma, Inc.

“Watson Trademark” shall mean the trademark(s) of Watson to be applied to the Product.

1.2.	Interpretation: In this Agreement:

1.2.1	the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa.

1.2.2	any reference to a Clause or Schedule, unless otherwise specifically provided, shall be respectively to a Clause or Schedule of this Agreement.

1.2.3	the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

CLAUSE 2 THE LICENSE

2.1.	License to Watson:

2.1.1	Subject to the terms of this Agreement, Elan hereby grants to Watson and Watson hereby accepts for the term of this Agreement an exclusive license of the Elan Patent Rights and the Elan Know-How to package, import, use, offer for sale and sell the Product in the Territory.

For the avoidance of doubt, Watson shall have no rights (i) to sell the Product as a Branded Verapamil for prescription or over the counter non-prescription use in the Territory, or (ii) to sell the Product for over the counter non-prescription use in the Territory.

2.1.2	Elan shall possess all rights including, without limitation, the right to research, develop, experiment with, manufacture, sell, license or otherwise market the Product outside the Territory.

2.1.3	Elan shall neither, directly or indirectly, solicit customers for the Product, or make sales of the Product, or establish or maintain in the Territory any branch or distribution depot for the sale or marketing of the Product in the Territory, or assist any party in doing so. Subject to one agreement which is in existence as of the Effective Date, in all agreements between Elan and its customers, Elan shall (i) use its reasonable endeavors to require such customers to represent, warrant and covenant that such customers shall not directly or indirectly use, market, sell or distribute the Product in the Territory, or assist any other party to do so, and (ii) at such time as Elan learns that such customer is directly or indirectly using, marketing, selling or distributing a Product in the Territory, or that such customer is assisting any other party to do so, then Elan shall immediately notify Watson in writing of such occurrence and immediately cease supplying the Product to such customer.

CLAUSE 3 INTELLECTUAL PROPERTY

3.1.	Ownership of Elan Patent Rights/Know-How:

3.1.1	Elan shall remain the sole owner of the Elan Patent Rights and Elan Know-How.

3.1.2	Elan shall be entitled to use the Elan Patent Rights and Elan Know-How, and all technical and clinical data whether generated by Elan or Watson pursuant to this Agreement in connection with Elan’s other commercial arrangements outside the Territory.

3.2.	[Not used]

3.3.	Infringements:

3.3.1	Watson and Elan shall promptly inform the other in writing of any alleged infringement of which it shall become aware by the Product of a third party’s patent rights (“Defense Infringement”) or of any alleged infringement by a third party of any patents within the Elan Patent Rights (“Enforcement Infringement”). The Party with such knowledge shall provide the other Party with any available evidence of alleged infringement.

3.3.2

Subject to the provisions of Clauses 3.3.3 and 3.3.4 of this Agreement, Elan, at its option, shall be entitled to institute proceedings for any alleged Defense Infringement or Enforcement Infringement in respect of any infringements of the Elan Patent Rights with respect to the Product at its own expense and for its own benefit. In the event that Elan does not wish to institute such enforcement or defense proceedings, Elan has granted Schwarz the right, at its option and at its sole discretion, subject to the provisions of Clauses 3.3.3 and 3.3.4 of this Agreement, to institute enforcement or defense proceedings at its own expense and for its own benefit. In the event that Elan or Schwarz does not wish to institute such enforcement or defense proceedings, Elan shall promptly notify Watson of such decision and Watson shall, at its option and at its sole discretion, subject to the provisions of Clauses 3.3.3 and 3.3.4 of this Agreement, have the right to institute enforcement or defense proceedings at its own expense and for its own benefit. The non litigating Party shall cooperate with the other Party.

3.3.3.	Biovail Settlement Agreement:

3.3.3.1	[***]

3.3.3.2	[***]

3.3.3.3	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3.3.4	[***]

3.3.3.5	[***]

3.3.4.	Mylan Settlement Agreement:

3.3.4.1	[***]

3.3.4.2	[***]

3.3.4.3	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3.4.4	[***]

3.3.4.5	[***]

3.3.5.	[Not used]

3.3.6.	[Not used]

3.3.7.	Each Party shall provide all reasonable Product technical expertise to the other Party to support any Defense Infringement litigation or Enforcement Infringement litigation (including complying with requests for orders for discovery and depositions).

3.4.	Trademarks:

3.4.1.	Watson may market, sell and/or distribute the Product under any trademark or trademarks as Watson or its customers may from time to time select. Such trademarks shall remain the sole property of Watson or its customers as the case may be, and Elan shall not use any such trademark(s) whether during the term or thereafter, without the prior written consent of Watson.

3.4.2.	For the term of this Agreement Watson shall grant Elan a royalty-free license to the applicable Watson Trademarks solely to enable Elan to fulfill its obligations pursuant to the terms of this Agreement.

CLAUSE 4 COMPETING PRODUCTS

4.1.	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2.	[Not used]

4.3.	[***]

For the avoidance of doubt, with reference to the definition of Elan Patent Rights and Elan Know-How in Clause 1, in the event that Elan acquires or merges with a third party entity, this provision shall have no application to any product containing the same active ingredient as the Product which has been approved for marketing or is in development by the said third party entity.

Elan has licensed Schwarz to sell Verelan in the Territory. The said licence excludes the right of Schwarz to provide for, market or sell a generic substitute of Verelan. Watson hereby acknowledges and confirms that Clause 4.3 of this Agreement shall in no way restrict Elan or Schwarz from selling Verelan in the Territory.

CLAUSE 5 [NOT USED]

CLAUSE 6 [NOT USED]

CLAUSE 7 REGISTRATION OF THE PRODUCT

7.1.	[Not used]

7.2.	[Not used]

7.3.	[Not used]

7.4.	[Not used]

7.5.	Elan shall be responsible for maintaining all FDA and other approvals necessary for Watson to distribute the Product in the Territory and for Elan to package the Product into final marketing packaging. Watson shall be responsible for obtaining and maintaining all applicable state and local regulatory approvals for the distribution of the Product in the Territory. In the event that Watson packages the Product, Watson shall be responsible for obtaining all FDA and other approvals necessary for Watson to package the Product into final market packaging and to provide Elan with the appropriate documentation relating to the packaging relating to the packaging section of the Verelan FDA Approval. Watson and Elan shall co-operate with one another in obtaining and maintaining such approvals.

7.6.	[Not used]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CLAUSE 8 MARKETING AND PROMOTION OF THE PRODUCT

8.1.	The Parties have established a Marketing Committee consisting of at least one representative from each Party who shall act as liaison between the Parties to ensure that Elan is up to date on the prevailing market conditions and Watson’s efforts at marketing and selling the Product. Watson shall continue to communicate with Elan regarding its objectives for and performance of the Product in the Territory. At such meetings, Watson shall report on the ongoing sales performance of the Product in the Territory, including marketing approaches, educational campaigns, promotional and advertising materials and campaigns, sales plans and results, performance against competitors, its objectives for the Product and its plans for the next year of this Agreement. In addition the Marketing Committee shall review the quarterly royalty statements and in particular the deductible item (c) listed in the definition of NSP.

8.2.	The Marketing Committee shall continue to meet on an annual basis. The Marketing Committee shall meet alternately at the offices of Elan and Watson or as otherwise agreed by the Parties. Each Party shall bear the cost of its own travel expenses.

8.3.	Watson shall control and shall be responsible for all decisions regarding the pricing policies and strategies with respect to the marketing and sales of the Product. Watson shall control the format of the promotional campaign to be submitted to the FDA, but shall inform Elan thereof and provide to Elan a copy of such submissions. Watson shall use reasonable efforts to obtain approval by the FDA of the promotional campaign for the Product.

8.4.	Watson shall use reasonable efforts consistent with its normal business practices to market and promote the Product throughout the Territory to all appropriate classes of trade and in doing so, shall use the same level of effort as with other similar products of similar sales potential which it markets.

8.5.	To the extent permitted by law, all trade packaging, cartons and labels and other printed materials shall include due acknowledgment that the Product is developed and manufactured by Elan. Such acknowledgment shall take into consideration regulatory requirements and Watson’s commercial requirements.

8.6.	The Parties shall agree whether the Product is to be supplied by Elan in bulk or final market packaged form with the Watson label. If the Product is to be supplied in bulk form, Watson shall be responsible for the packaging of the Product into final market packaging. The Party responsible for packaging the Product shall mark or have marked all patent number(s) in respect of the Elan Patent Rights on all relevant packaging and labeling of the Product, subject to FDA control and regulations of all packaging copy, or otherwise reasonably communicate to the trade the existence of any Elan Patent Rights for the Territory in such a manner as to ensure compliance with, and enforceability under, applicable laws in the Territory

8.7.	[Not used]

8.8.	Watson warrants that it shall not use the Product as a “loss leader” in its marketing programs and shall at all times use its reasonable efforts in marketing the Product.

CLAUSE 9 SUPPLY OF THE PRODUCT

9.1.	Save as otherwise provided in this Agreement, Elan shall produce and supply to Watson on an exclusive basis its entire requirements of the Product for the Territory. Elan shall be the sole and exclusive supplier of the Product to Watson in the Territory. Watson shall purchase the Product exclusively from Elan in the Territory unless there is a failure on the part of Elan to supply Product as set out in Clause 9.15.

9.2.	The Product to be supplied to Watson by Elan shall be packaged in the galenical form agreed by the Parties prior to the Amendment Date and complying with the Product Specifications. Elan shall deliver the Product to Watson and/or any party designated by Watson in proper packaging so as to permit safe storage and transport.

9.3.	Product shall be manufactured by Elan in FDA approved manufacturing facilities containing active ingredients listed in the DMF from FDA approved facilities. Elan shall conduct stability studies to support the shipping container used in the case of bulk Product and post market stability to support Product packaged at Elan.

9.4.	Except as otherwise provided herein, all forecasts made hereunder shall be made to assist Elan in planning its production and Watson in planning marketing and sales. Such forecasts shall not be binding purchase orders, and shall be without prejudice to Watson’s subsequent firm purchase orders for the Product in accordance with the terms of this Agreement.

9.5.	[Not used]

9.6.	Elan shall deliver the Product to Watson within 120 days of the receipt of a firm purchase order therefor.

9.7.	On or before the 30th day prior to the beginning of each calendar quarter hereafter, Watson shall provide a rolling 4 quarter forecast of its requirements for the Product for the period beginning on the first day of such forthcoming calendar quarter. The first calendar quarter of such 12 months’ forecast shall be a binding purchase commitment of Watson and shall be formalized by a firm purchase order from Watson to Elan. The remaining non-binding 3 calendar quarters are provided by Watson to Elan for planning purposes only.

9.8.	Elan shall make appropriate manufacturing arrangements in order to be able to supply Watson with between [***] and [***] of the rolling annual forecasted requirements provided by Watson for the Product.

9.9.	Elan will use its reasonable efforts to fulfill Watson’s requirements in excess of [***] of forecasted amounts, but shall not be obliged to meet such requirements if it is not reasonably practicable to do so provided that Elan shall supply the Product so ordered as soon thereafter as reasonably practicable.

9.10.	The minimum batch size for the manufacture and supply of each dosage strength of Product is as set forth on Schedule 5.

9.11.	Save as otherwise agreed between the Parties, delivery of consignments of Product shall be effected by Elan FCA Gainesville, Georgia, or such other manufacturing facility(ies) designated by Elan and all risks therein shall pass to Watson when each such consignment of the Product is loaded onto the vehicle of Watson’s agent on which it is to be dispatched from the manufacturing facility designated by Elan. Watson shall fully insure or procure the insurance of all consignments of the Product from the time when risk passes as aforesaid and shall produce the supporting insurance when requested by Elan. At Watson’s cost, Elan shall arrange for delivery of consignments of Product to Watson’s distribution centers in Glenview, Illinois, or such other site as may be specified from time to time in writing by Watson.

9.12.	After receipt of a Product shipment, Watson shall visually inspect the Product shipment and communicate rejection of all or part of such shipment as appropriate to Elan in writing. The Parties agree that Watson’s visual inspection consists of (i) comparing the applicable order against the documentation accompanying the shipment to verify that the delivery date, identity, quantity and exterior shipment labeling comply with the order and (ii) visually inspecting the exterior of the Product shipment to verify that the shipment appears to be in good condition. Elan is to provide Watson with a copy of a fully executed Certificate of Analysis for each batch of Product shipped to Watson. All claims for failure of any delivery of the Product to conform to Product Specifications under Clause 13 shall be made by Watson to Elan in writing within 45 days following delivery except in the case of defects not identifiable upon visual inspection. Claims for defects not discovered during the visual inspection as set out above, shall be made by Watson to Elan in writing within 30 days of discovery. Failure to make timely claims in the manner prescribed shall constitute acceptance of the delivery.

9.13.	Product which has been delivered and which Watson notifies Elan within the period designated in Clause 9.12. does not conform to the Product Specifications shall be replaced at Elan’s cost within 90 days of the receipt by Elan of the failed Product except where such non-conformity is due to the negligent acts or omissions of Watson.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.14.	In the event of an unresolved dispute as to conformity in all material respects of the Product with Product Specifications, the Parties shall within 30 days appoint an independent laboratory to undertake the relevant testing and its findings shall be conclusive and binding upon the Parties. All costs relating to this process shall be borne solely by the unsuccessful Party. In the event that the Product is shown to have complied with the Product Specifications or that the failure to do so is attributable to the negligent acts or omissions of Watson, Watson shall promptly pay Elan for the additional Product supplied.

9.15.	[Not used]

9.16.	If at any time during the term, Elan is or expects that it will be unable to satisfy Watson’s requirements for the Product as ordered by Watson in accordance with the terms of this Agreement, in full or in part, Elan shall promptly notify Watson, detailing the extent to which it will not meet such requirements. If there is a failure by Elan to supply Product, Elan shall (a) use its reasonable endeavors to appoint a third party to manufacture the Product or (b) at Watson’s option, supplement its Regulatory Approval to permit Watson to manufacture and package the Product, and provide the information and assistance described in Clauses 12.7.7.2 and 12.7.7.3. In the event that Elan is successful in appointing such a third party, Elan shall invoice Watson at Elan’s projected Product Manufacturing Cost and shall bear any additional costs payable to the third party. In the event that Elan or a third party is not in a position to supply the Product and Watson is out of stock for a period of three months Watson may at its option either terminate this Agreement in respect of the Product, or source the Product elsewhere during the period of supply interruption by Elan to ensure that market share position can be maintained. Watson shall make reasonable efforts to minimize purchases of the Product from third parties during the period of supply interruption. In such event and for the duration of third party supply, Elan shall not be entitled to any percentage of the Profit received by Watson on the Product.

9.17.	When Elan has remedied the cause of its failure to satisfy Watson’s requirements and is once again able to fulfill its obligations to supply the Product, Watson shall cease sourcing the Product from a third party and shall resume purchasing the Product exclusively from Elan pursuant to the terms of this Agreement. Watson shall be entitled to sell the Product on hand which has been manufactured by the third party. No profit share shall be due to Elan for Product sourced by Watson from third parties.

9.18.	Elan will grant to Elan Holdings, Inc. or any other subsidiaries of Elan, as necessary or appropriate, a license to the Elan Patent Rights and Elan Know-How and other intellectual property rights necessary for such company or companies to manufacture the Product in accordance with the terms of this Agreement.

9.19.	Expiry Dating. All Products shall have not more than three (3) months expired from the full shelf life set forth in accordance with the applicable Regulatory Filing, upon receipt by Watson; provided, however, that in the event Watson agrees to accept Products in bulk, unpackaged form, such Products shall have not more than five (5) months expired from the full shelf life set forth in accordance with the applicable Regulatory Filing, upon receipt by Watson. Notwithstanding the foregoing, in no event shall the expiry date be less than twenty-one (21) months unless mutually agreed in writing or delivery or production is delayed due to Watson’s request, or other action directly attributable to Watson.

CLAUSE 10 FINANCIAL PROVISIONS

10.1.	[Not used]

10.2.	License Fees:

In consideration of the license of the Elan Patent Rights and Elan Know-How granted to Watson under this Agreement, Watson has paid to Elan license fees of [***]. For the avoidance of doubt, Watson shall have no obligation to pay any additional license fees for the Product.

10.3.	[Not used]

10.4.	Price of Product:

10.4.1	In the event Elan shall supply the Product to Watson in bulk form, the Product shall be supplied to Watson at Product Manufacturing Cost in accordance with the terms of this Agreement, or in the event that the Product is supplied by Elan to Watson in final market packaged form, such Product shall be supplied to Watson at Product Manufacturing Cost plus [***]. For the avoidance of doubt, in the event the Product is supplied by Elan to Watson in final market packaged form, Product Manufacturing Cost shall include the fully allocated costs of packaging the Product into final market packaged form. The purchase price for the Product as of the date of this Agreement is as set forth on Schedule 6.

In the event that the Product is supplied by Elan to Watson in bulk form, any costs incurred by Watson in packaging the Product into final market packaged form shall not be a deductible expense in calculating the Profit for the Product.

10.4.2	Subject to the following paragraph, the Product Manufacturing Cost may be reviewed by Elan once per annum and may be adjusted for the following calendar year reflecting actual changes in direct manufacturing expenses. Elan shall provide Watson with written notice of any such increase in the Product Manufacturing Cost 60 days before the end of each calendar year to take effect in the following calendar year for new orders submitted by Watson in such calendar year.

10.4.3	Any increases or decreases in the cost of the active ingredient or any other components used in the Product in excess of [***] from the then current base are to be passed on in the Product Manufacturing Cost manufactured from the effective date of use of such active ingredient or any other component.

10.4.4	Payment for all Product delivered from Elan’s manufacturing facility to Watson shall be effected in U.S. Dollars ($) within thirty (30) days of the date of the delivery of the Product FCA the applicable Elan manufacturing facility.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.5.	Allocation:

10.5.1	In consideration of the license of the Elan Patent Rights and the Elan Know-How to Watson hereunder, Watson shall pay royalty to Elan of [***] of Profit.

10.5.2	Within four weeks of the end of each calendar quarter, Watson shall notify Elan of the NSP of Product for that previous calendar quarter. Payments shown by each calendar quarter report to have accrued but which have not yet been paid shall be included in calculating the NSP for that quarter.

10.5.3	Payment of Profit shall be made once in each calendar quarter within 45 days after the expiry of the relevant calendar quarter.

10.5.4	All payments due hereunder shall be made in U.S. Dollars.

10.5.5	In the event that Watson or any Affiliate of Watson shall sell the Product together with other products of Watson to third parties (by the method commonly known in the pharmaceutical industry as “bundling”), Watson shall not conduct such bundling in such a manner as to discount one or more of the Product at a greater proportion than the other products bundled by Watson.

CLAUSE 11 PAYMENTS, REPORTS AND AUDITS

11.1.	In accordance with its ordinary business practice, Watson shall keep true and accurate records of gross sales of the Product, the items deducted from the gross amount in calculating the NSP, the NSP and the royalties payable to Elan under Clause 10. Watson shall deliver to Elan a written statement (“the Statement”) thereof within 28 days following the end of each calendar quarter, (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter. The Statement shall outline the calculation of the NSP from gross revenues during that calendar quarter, the applicable percentage rate, the units of Product sold, marketing, selling and distribution expenses allocated to the Product and a computation of the sums due to Elan. The format of the Statement shall be as provided in Schedule 6.

11.2.	Any income or other taxes which Watson is required by law to pay or withhold on behalf of Elan with respect to royalties and any other monies payable to Elan

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

under this Agreement shall be deducted from the amount of such NSP payments, royalties and other monies due. Watson shall furnish Elan with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by Elan. Watson shall promptly provide Elan with a certificate or other documentary evidence to enable Elan to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by Watson. The Parties will reasonably co-operate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable Watson to make such payments to Elan without any deduction or withholding.

11.3.	All payments due hereunder shall be made to the designated bank account of Elan in accordance with such timely written instructions as Elan shall from time to time provide.

11.4.	Where Elan so requests, to supplement the information available to Elan at the meetings of the Parties pursuant to Clause 8.1, Watson shall provide Elan with quarterly sales reports outlining the status of the Product in the Territory, including a summary of the market share for the Product in its market segment.

11.5.	For the 90 day period following the close of each calendar year of this Agreement, Elan and Watson will, in the event that the other Party reasonably requests such access, provide each other’s independent certified accountants (reasonably acceptable to the other Party) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to such Party’s books and records relating to the Product, solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended.

11.6.	In the event of a discovery of a discrepancy which exceeds 5% of the amount due or charged by a Party for any period, the cost of such audit shall be borne by the audited Party; otherwise, such cost shall be borne by the auditing Party.

11.7.	If either party disagrees in any respect with the results of such verification, Watson and Elan shall meet to attempt to resolve the disagreement. If they are unable within thirty (30) days to reach a resolution, Watson and Elan shall jointly retain an independent auditor to review Elan’s books and records and calculations hereunder and the verification conducted under Clause 11.5 make a final determination regarding any disputed item or items (the “Final Determination”). The decision of such independent auditor with respect to the payments, if any, to be made pursuant to this Clause 11.7 shall be final and binding on the Parties. The costs of such independent auditor shall be borne by the non-prevailing Party if the discrepancy is more than 5% (five percent), and otherwise by the party who requested the audit.

11.8.	During normal business hours and provided reasonable notice has been furnished by Watson, Elan shall make (and where relevant shall procure that Elan’s subcontractor shall make) that portion of its manufacturing, testing or storage facility where Product is manufactured, tested or stored, including all record and reference samples relating to the Product available for inspection by Watson’s duly qualified person or by the relevant governmental or regulatory authority. The investigation shall be limited to determining whether there is compliance with the Regulatory Filing, cGMP and other requirements of applicable law.

CLAUSE 12 DURATION AND TERMINATION

12.1.	This Agreement shall be deemed to have come into force on the Effective Date and, subject to the rights of termination outlined in this Clause 12 will expire on the 5th anniversary of the Amendment Date.

12.2.	Thereafter this Agreement shall continue automatically for rolling 1 year periods thereafter, unless this Agreement has been terminated by either of the Parties by serving 90 days written notice on the other immediately prior to the end of the Period set forth in Clause in 12.1 or any additional 1 year period provided for herein.

12.3.	In addition to the rights of termination provided for elsewhere in this Agreement, either Party will be entitled forthwith to terminate this Agreement by written notice to the other Party if:

12.3.1	that other Party commits any material breach of any of the provisions of this Agreement, and in the case of a breach capable of remedy, fails to remedy the same within 60 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied; or

12.3.2	that other Party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement); or

12.3.3	an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other Party; or

12.3.4	any proceedings are filed or commenced by that other Party under bankruptcy, insolvency or debtor relief laws or anything analogous to any of the foregoing under the laws of any jurisdiction occurs in relation to that other Party; or

12.3.5	the other Party fails to promptly secure or renew any material license, registration, permit, authorization or approval for the conduct of its business in any manner contemplated by this Agreement or if any such material license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days; or

12.3.6	an award is made against Elan and/or Watson in a patent infringement action (which is not appealed, or is unsuccessfully appealed) so that further development or marketing of the Product is prohibited or becomes economically unviable to Elan and/or Watson.

12.4.	In further addition to the rights and termination provided for elsewhere in this Agreement, Elan shall be entitled to terminate the license granted to Watson under this Agreement for the Territory in the event that:

12.4.1	[Not used]; or

12.4.2	[Not used]; or

12.4.3	a Technological Competitor of Elan or a company with a directly competing product acquires 20% or more of Watson’s voting stock or where 20% or more of such company’s voting stock is acquired by Watson; or

12.4.4	the net price payable to Elan (that is the price of Product and the percentage of Profit) is, or in Elan’s reasonable opinion is likely to be, less than [***]; or

12.4.5	if the innovator for the Product acquires more than 20% of Watson’s voting stock; or

12.4.6	in the event that Watson should market any Watson Competing Product in the Territory during the term of this Agreement.

12.5.	In further addition to the rights and termination provided for elsewhere in this Agreement, Watson shall be entitled to terminate this Agreement for the Territory in the event that:

12.5.1	[Not used]; or

12.5.2	Elan has submitted fraudulent filings to the FDA or has failed to cure non-compliance notices from the FDA or maintain its Regulatory Filings; or

12.5.3	Elan is unable to ship Product for a period of more than 3 months during a given calendar year and Watson has elected not to obtain an alternative source of supply; or

12.5.4	the share of the Net Profits payable to Watson is less than [***] for the said Product for a period of one year.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.6.	Upon exercise of those rights of termination specified in this Clause 12 or elsewhere in this Agreement, this Agreement shall, subject to the provisions of hereof which survive the termination of this Agreement, automatically terminate forthwith and be of no further legal force or effect.

12.7.	Upon termination of this Agreement by either Party, or upon termination by Elan of the license for the Product, the following shall be the consequences:

12.7.1	any sums that were due from Watson to Elan under the provisions of Clause 10 or otherwise howsoever prior to the exercise of the right to terminate this Agreement as set forth herein shall be paid in full within 30 days of termination of this Agreement and Elan shall not be liable to repay to Watson any amount of money paid or payable by Watson to Elan up to the date of the termination of this Agreement;

12.7.2	all confidentiality provisions set out herein shall remain in full force and effect for a period of 5 years from the date of termination of this Agreement;

12.7.3	all responsibilities and warranties shall insofar as appropriate remain in full force and effect;

12.7.4	the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement;

12.7.5	Elan shall be entitled to research, develop and commercialize the Product for its own benefit in the Territory subject to subsection (ii) of Clause 12.7.7;

12.7.6	Watson shall have an ongoing right for a period of six (6) months to sell or otherwise dispose of the stock of any Product on hand as of the date of termination of this Agreement, which such sale shall be subject to Clause 10 and the other applicable terms of this Agreement.

12.7.7	If this Agreement is terminated by Watson due to a breach or default of Elan, then (i) Elan shall covenant not to enforce the Elan Patent Rights against Watson applicable to the Product notwithstanding the termination of this Agreement for the Product or (ii) in the alternative, in consideration for a [***], Elan shall, at the option of Watson:

12.7.7.1	grant to Watson a perpetual, irrevocable and exclusive production and distribution license in the Territory so that Watson may manufacture and sell the Product without infringing any of Elan’s patent and/or any other intellectual property rights and amend or supplement its Regulatory Approval for the Product in accordance with Clause 9.16 to permit Watson to manufacture and package the Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Watson may sub-license the said production and distribution license to one sub-licensee which is not a competitor of Elan in the drug formulation and/or product delivery business. Any such license shall apply only in regard to the Product as well as to the applications of technology derived from the Elan Patent Rights related to its use with the Product;

12.7.7.2	provide Watson with any technical data necessary for the carrying of this into effect. To this end, Elan shall impart to Watson the documentation constituting the required material support, including, without limitation, practical performance advice, shop practice, specifications as to materials to be used and control methods;

12.7.7.3	assist Watson for the working up and use of the technology necessary to manufacture the Product as well as for the training of Watson’s personnel. For this purpose, Elan shall receive Watson’s scientific staff in its premises for periods the term of which shall be decided by common consent; and

12.7.7.4	the provisions of Clause 10.5.2 through 10.5.4 of this Agreement regulating the payment of a portion of Profit shall apply as if they referred to the royalty payable under this Clause 12.7.

12.7A	Following termination of this Agreement, Watson’s right to sell the Product shall terminate, and Watson’s right to market and sell the Product shall be limited to depletion of its existing inventory stock of the Product pursuant to the provisions of Clause 12.7.6. In addition, the licenses granted by Elan to Watson to sell the Product and the parties’ respective non-compete obligations with regard to the Product shall terminate forthwith and shall be of no further force or effect.

12.8.	Elan shall be entitled to use the Elan Patent Rights and Elan Know-How, and all technical and clinical data whether generated by Elan or Watson pursuant to this Agreement in the Territory following termination of this Agreement unless termination of this Agreement is due to Elan’s breach of its representations, warranties and/or obligations hereunder, and Watson elects to obtain a production license pursuant to subsection (ii) of Clause 12.7.7.

CLAUSE 13 WARRANTY AND INDEMNITY

13.1.	Elan represents and warrants as of the Original Agreement Date as follows:

13.1.1.

Elan has the sole, exclusive and unencumbered right to grant the license and rights granted herein to Watson, and that it has not granted any option, license or interest in or to the Elan Patent Rights or Elan Know-How to any third party which would conflict with the rights granted by this Agreement. The execution of this Agreement and the full performance and enjoyment of the rights of Watson under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between Elan and any third party;

13.1.2.	the Product supplied by Elan to Watson under this Agreement will conform to the Product Specifications and regulations governing the conduct of clinical trials and stability requirements;

13.1.3.	the Product sold by Elan to Watson pursuant hereto shall be of good, merchantable and usable quality, free of defects, and shall not be adulterated or misbranded within the meaning of the US Food, Drug and Cosmetics Act;

13.1.4.	Elan’s manufacturing facilities conform in all material respects to applicable laws, regulations and approvals governing such facility and are adequate to produce the quantities of the Product contemplated hereby;

13.1.5.	to the best of Elan’s knowledge, all bulk active ingredient used in the manufacture of the Product shall be manufactured at an FDA-approved manufacturing facility in accordance with cGMP and current Bulk Drug Substances Guidelines, and shall be in compliance with the applicable specifications under the bulk product monograph.

13.2.	Watson represents and warrants as of the Original Agreement Date as follows;

13.2.1.	The execution of this Agreement and the full performance and enjoyment of the rights of Elan under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between Watson and any third party; and

13.2.2.	Watson is cognizant in all material respects of all applicable statutes, ordinances and regulations of the Territory with respect to the handling, packaging, storage, distribution, marketing and sale of the Product including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, including cGLP and cGMP and shall conduct such activities in a manner which complies with such statutes, ordinances, regulations and practices;

13.3.	Each of Elan and Watson represents and warrants to the other as of the Original Agreement Date that:

13.3.1.	it has such permits, licenses and authorizations of governmental or regulatory authorities as are necessary to own its respective properties, conduct its business and consummate the transactions contemplated hereby; and

13.3.2.	it is not currently debarred, suspended or otherwise excluded by any United States governmental agency from receiving Federal contracts.

13.4.	Except as expressly stated in this Clause 13, all other warranties, conditions and representations, express or implied, statutory or otherwise, including a warranty as to the quality or fitness for any particular purpose of the Product are hereby excluded.

13.5.	Indemnification:

13.5.1	Elan shall indemnify and hold Watson and its Affiliates harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (including without limitation reasonable attorneys’ fees) arising directly or indirectly as a result of Elan’s negligent acts or omission or breach of its representations, warranties, covenants or other obligations hereunder; provided, however that Elan shall not be required to indemnify Watson with respect to any claim, action, suit, proceeding, loss, liability, damage or expense to the extent arising from or related to Watson’s breach of its representations, warranties, covenants or other obligations hereunder, or from information supplied by Watson to Elan or contained in regulatory filings or correspondence prepared or delivered by Watson.

13.5.2	Watson shall indemnify and hold Elan harmless from and against any claim, action, suit, proceeding, loss, liability, damage or expense (without limitation reasonable attorneys’ fees) arising directly or indirectly as a result of Watson’s negligent acts or omission or breach of its representations, warranties, covenants or other obligations hereunder, provided; however that Watson shall not be required to indemnify Elan with respect to any claim, action, suit, proceeding, loss, liability, damage or expense to the extent arising from or related to Elan’s breach of its representations, warranties, covenants or other obligations hereunder, or from information supplied by Elan to Watson or contained in regulatory filings or correspondence prepared or delivered by Elan.

13.5.3	This Clause 13 and the obligations contained herein shall survive termination of this Agreement, whether pursuant to Clause 12 hereof, by expiration of the Term, or otherwise.

13.6.	As a condition of obtaining an indemnity in the circumstances set out in Clauses 13.5, the Party seeking an indemnity shall:

13.6.1	fully and promptly notify the other Party of any claim or proceedings, or threatened claim or proceedings, provided that failure to do so shall not release the indemnifying Party of its obligations under this Clause 13 except to the extent that it is actually prejudiced;

13.6.2	permit the indemnifying Party to take full control of such claim or proceedings;

13.6.3	assist in the investigation and defense of such claim or proceedings;

13.6.4	neither the indemnifying Party or the Party to be indemnified shall compromise or otherwise settle any such claim or proceedings without the prior written consent of the other Party, which consent shall not be unreasonably withheld; and

13.6.5	take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

13.7.	Notwithstanding anything to the contrary in this Agreement, Elan and Watson shall not be liable to the other by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this Agreement, for any indirect, special, consequential, incidental or punitive loss or damage (whether for loss of profits or otherwise) and whether occasioned by the negligence of the respective Parties, their employees or agents or otherwise except for third party product liability claims.

CLAUSE 14 CUSTOMER COMPLAINTS, PRODUCT RECALL AND INSURANCE

14.1.	Reporting of Adverse Event.

14.1.1	Watson shall notify Elan within three (3) business days of any complaints from third parties reported to Watson involving any serious and unexpected adverse reactions resulting from the use of the Product in the Territory. Elan shall confirm receipt by return fax to Watson. If Watson does not receive acknowledgment of the adverse event reported, Watson will re-send the report within forty-eight (48) hours and mark the report “re-sent.” Elan shall notify Watson promptly of any complaints from third parties reported to Elan involving any serious and unexpected adverse reactions resulting from the use of the Product outside of the Territory.

14.1.2	Contact Information. Watson contact information will be provided as follows (and updated as necessary):

Watson Laboratories, Inc.

Attn: Drug Safety (Adverse Events/Complaints)

311 Bonnie Circle

Corona, California 92880

Facsimile (909) 493 5825 OR 5815

Phone 1 800 249 5499 ext. 4399

Elan contact information will be provided as follows (and updated as necessary):

c/o Elan Drug Delivery, Inc.

Attn: Director, Labeling and Drug Safety

1300 Gould Drive

Gainesville, GA 30504

Facsimile (770) 534 8247

Phone (770) 534 8239 ext. 6351

14.1.3	Database Searches. Elan shall provide Watson with data base searches or reports at Watson’s request for reconciliation or to fulfill regulatory agency reports.

14.1.4	Training of complaint handling personnel. Personnel handling complaints will be appropriately trained for both. Health care professionals will be employed for contact with reporters for adverse events.

14.1.5	SOPs. Elan will have standard operating procedures reasonably acceptable to Watson relating to handling of adverse events and complaints as agreed herein, including mechanisms for training and ensuring compliance to these and applicable FDA requirements.

14.2.	Watson and Elan shall comply with the procedures for formal adverse event handling and reporting set forth in Schedule 4 to this Agreement. Watson and Elan shall keep each other informed and shall copy the other Party with all communications with the FDA and other relevant regulatory agencies with respect to the Product.

14.3.	Subject to and without in any way limiting or altering Elan’s statutory duties and obligations as the holder of the ANDA, Elan shall consult with Watson when reviewing whether or not to perform a recall of Product and if so, the extent and method of such recall in the Territory.

14.4.	In the event of any recall of the Product, as suggested or requested by any governmental authority:

14.4.1	Watson shall perform the recall of the Product in the Territory.

14.4.2	If the recall arises from Watson’s acts or omissions in the packaging (where applicable), or the transportation, storage, distribution, marketing or sale of the Product, the recall costs shall be borne by Watson.

14.4.3	If the recall arises from Elan’s acts or omissions in the manufacturing and packaging of the Product, the recall costs shall be borne by Elan. In such event, Elan shall be entitled but not obliged to take over and perform the recall of the Product and Watson shall provide Elan at no cost with all such reasonable assistance as may be required by Elan.

14.4.4	If the recall arises from any other reason than set out above, the recall costs shall be borne by Elan and Watson in proportion to the percentage of Profit allocated to the Parties for such Product.

14.5.	Watson and Elan shall each maintain in force, during the Term, products liability insurance coverage in minimum limits of $10,000,000 and, upon request, each Party shall furnish to the other a Certificate of Insurance; provided, however to so request such Certificate shall not be deemed a waiver to the Party’s obligations hereunder

CLAUSE 15 MISCELLANEOUS PROVISIONS

15.1.	Secrecy:

15.1.1	Any information, whether written or oral (oral information shall be reduced to writing within one month by the Party giving the oral information and the written form shall be furnished to the other Party) pertaining to the Product that has been or will be communicated or delivered by Elan to Watson, or by Watson to Elan, including, without limitation, trade secrets, business methods, and cost, supplier, manufacturing and customer information, shall be treated by Watson and Elan, respectively, as confidential information, and shall not be disclosed or revealed to any third party whatsoever or used in any manner except as expressly provided for herein; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth in this Clause to the extent that such confidential information:

15.1.1.1	is available to the public in public literature or otherwise, or after disclosure by one Party to the other becomes public knowledge through no default of the Party receiving such confidential information; or

15.1.1.2	was known to the Party receiving such confidential information prior to the receipt of such confidential information by such Party, whether received before or after the date of this Agreement; or

15.1.1.3	is obtained by the Party receiving such confidential information from a third party not subject to a requirement of confidentiality with respect to such confidential information; or

15.1.1.4	is required to be disclosed pursuant to: (A) any order of a court having jurisdiction and power to order such information to be released or made public; or (B) any lawful action of a governmental or regulatory agency provided that each Party shall notify the other in writing of any disclosure of information required under this sub-Clause prior to such disclosure, or

15.1.1.5	is independently discovered by the receiving Party without the aid or application of the confidential information.

15.1.2	Each Party shall take in relation to the confidential information of the other Party all such precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any third party; provided, however, that such confidential information may be disclosed within the limits required to obtain any authorization from the applicable FDA or any governmental or regulatory agency or, with the prior written consent of the other Party, which shall not be unreasonably withheld, or as may otherwise be required in connection with the purposes of this Agreement.

15.1.3	Each of the Parties agrees that it will not use, directly or indirectly, any know-how of the other Party, or other confidential information disclosed to it by the other Party or obtained by it from the other Party pursuant to this Agreement, other than as expressly provided herein.

15.1.4	Neither Party will publicize the existence of this Agreement in any way without the prior written consent of the other Party subject to the disclosure requirements of applicable laws and regulations. In the event that either Party wishes to make an announcement concerning this Agreement, that Party will seek the consent of the other Party. The terms of any such announcement shall be agreed in good faith but in any event shall refer to the Product as having been developed and manufactured by Elan.

15.2.	Assignments/ Sub-contracting: Neither Party shall be permitted to assign or sub-license any of its rights under this Agreement without the prior written consent of the other; provided that Elan and Watson may assign this Agreement to an Affiliate without such consent provided that such assignment has no adverse tax implications for the other Party and provided further that such assigning Party is not relieved of its obligations hereunder. Any required consent shall not be unreasonably withheld or conditioned, nor delayed by more than ten (10) business days.

Elan shall also have the right to subcontract all or any portion of the manufacturing or packaging of one or more of the Product to one or more third parties. Each Party shall be responsible for the acts and/or omissions of its respective Affiliates and subcontractors.

15.3.	Parties bound: This Agreement shall be binding upon and inure for the benefit of Parties hereto, their successors and permitted assigns.

15.4.	Severability: If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:-

15.4.1	such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree; and

15.4.2	the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

15.5.	Force Majeure: Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non-availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable.

15.6.	Relationship of the Parties: Nothing contained in this Agreement is intended or is to be construed to constitute Elan and Watson as partners or members of a joint venture or either Party as an employee of the other. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

15.7.	Amendments: No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorized representative of both Parties.

15.8.	Waiver: No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

15.9.	No effect on other agreements: No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement.

Without prejudice to accrued rights and obligations under the Original Agreement as of the Amendment Date, this Agreement sets forth all of the agreements and understandings between the parties with respect to the subject matter hereof, and supersede and terminate all prior agreements and understandings between the parties with respect to the subject matter hereof, but without prejudice to any accrued rights and obligations thereunder. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the parties other than as set forth in this Agreement.

15.10.	Applicable Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. For the purpose of this Agreement the Parties agree that any dispute shall be adjudicated upon and hereby submit to the jurisdiction of the United States District Court for the Southern District of the State of New York. Each Party consents to service of process pursuant to the notice provisions of this Agreement.

15.11.	Notice:

15.11.1	Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or fax to:

Elan at

Elan Corporation, plc.

c/o Elan International Services Ltd.

102 St. James Court

Flatts, Smiths FL04

Bermuda

Attention:     Secretary

Fax:              +1 441 292 2224

Watson at

c/o Watson Pharma, Inc.

360 Mt. Kemble Ave.

PO Box 1953

Morristown, New Jersey 07962-1953

United States of America

Attention: President and Chief Operating Officer

Fax: 1 973 593 5820

With a copy to:

Watson Pharmaceuticals, Inc.

311 Bonnie Circle

Corona, California 92880

Attention: General Counsel

Facsimile No.: (909) 279-8094

or to such other address(es) and fax numbers as may from time to time be notified by either Party to the other hereunder.

15.11.2	Any notice sent by registered air mail shall be deemed to have been delivered within 7 working days after dispatch and any notice sent by fax shall be deemed to have been delivered within 24 hours of the time of the dispatch. Notice of change of address shall be effective upon receipt.

15.12.	[Not used]

IN WITNESS of which the Parties have executed this Agreement.

SIGNED

/s/ [Illegible]

for and on behalf of
ELAN CORPORATION, PLC.

SIGNED

/s/ [Illegible]

for and on behalf of
WATSON LABORATORIES, INC.

SCHEDULE 1 NORMAL DOSAGE FORMS

Generic Verapamil (as defined herein), limited to generic prescription use.

SCHEDULE 2 PATENT RIGHTS

U.S. 4,863,742

SCHEDULE 3 [NOT USED]

SCHEDULE 4 COMPLAINT HANDLING PROCEDURES AND RECALLS

The purpose of this appendix is to establish written procedures for the communication and processing of product complaints, which includes adverse drug reactions, and recalls.

Acting in accord with this Agreement will facilitate compliance with Federal Requirements as set forth in 21 CFR 211.198 (complaint files) and 21 CFR 310.305/21 CFR 314.80 (postmarketing reporting of adverse drug reactions).

COMPLAINT COMMUNICATION AND REPORTING

All communications will be performed via facsimile within three working days of receipt of the information/complaint, except where stated otherwise.

(A)	Complaints reports received by Watson will be documented using the Product Quality Report Form (attached) and followed up using Watson’s existing S.O.P. A copy of the Watson complaint form will be forwarded to Elan.

(B)	Complaints reported directly by Elan involving marketed batches of Product in the Territory will be documented through the use of Elan’s form. A copy of Elan’s complaint form will be sent to: Drug Safety (Adverse Events/Complaints) at Watson.

(C)	Complaint reports which may meet Field Alert Report Criteria [21 CFR 314.81 (b)(1)] will be communicated via facsimile to the Regulatory Filing holder within one working day.

(D)	Adverse drug reaction complaints will be reported by the recipient to the Regulatory Filing holder, who will be responsible for completing and submitting the adverse reaction form to the FDA in a timely manner.

COMPLAINT INVESTIGATION:

(A)	Watson will investigate all Product complaints associated with labeling, handling and any other aspect under Watson’s control.

(B)	Elan will investigate all complaints associated with Product quality, other than the above.

(C)	Elan will provide a written summary of its investigation of B above to Watson’s Director of Regulatory & Professional Affairs within 30 days of either Party receiving the complaint.

COMMUNICATION WITH COMPLAINANT

Watson will be responsible for the final response to the complainant, based on the summary forwarded from Elan (for product quality problems) or on Watson’s own investigations (for labeling, packaging problems, etc.).

If a complaint involves both product quality concerns and other aspects, such as labeling problems, Elan and Watson will share information and develop a mutually acceptable final response, to be sent by Watson. Watson will forward a copy of all final complaint responses to Elan on the day the response is sent to the complainant.

PRODUCT RECALL

Any recall of Product will be agreed upon by both Parties. The Regulatory Filing holder will be responsible for initiating and ensuring that all aspects of a drug recall are carried out by the agreed upon Party, including communicating with the FDA, notifying customers, performing the recall effectiveness check, and submitting monthly reports. Both Parties will co-operate fully in recalling any Product.

SCHEDULE 5 MINIMUM BATCH SIZES

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 6 PRICES

SCHEDULE 7 FORM OF FINANCIAL STATEMENT

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.